EXHIBIT 10.16

                               PIER 1 IMPORTS, INC.

                     SENIOR MANAGEMENT ANNUAL BONUS PLAN
                 For the Fiscal Year Ending February 25, 1995


    1. Purpose. The purpose of the Pier 1 Imports, Inc. Senior Management Annual Bonus Plan (the "Plan") is to encourage superior performance and reward senior management of the Company for effective service as measured by total shareholder return of the Company relative to a peer group of specialty retail companies as specifically set forth below. The opportunities for compensation under the Plan are further intended to strengthen the ability of the Company to retain and attract the senior management upon which continued growth and profitability of the Company depend.

    2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context otherwise requires:

    "Committee" means the Compensation Committee of the Board of Directors of the Company.

    "Company" means Pier 1 Imports, Inc., a Delaware corporation.

    "CEO" means the Chief Executive Officer of the Company.

    "CFO" means the Chief Financial Officer of the Company.

    "COO" means the Chief Operating Officer of the Company.

    "Participant" means each of the CEO, COO and CFO.

    "Peer Group" means the group of companies provided in Section 5(c) hereof.

    "Target Year" means the fiscal year of the Company for which awards are determined under the Plan.

    "Total Shareholder Return" of a company for a year means a fraction, expressed as a percentage, in which (A) the numerator of the fraction is the sum (which can be a negative amount) of (i) the price of the publicly traded common stock of the company at the end of the year minus the price of such stock at the end of the prior year, plus (ii) the total value (at the time of payment) of all dividends and other distributions (other than dividends and distributions consisting of shares of common stock of such company) actually paid during the year with respect to a single share of common stock, and (B) the denominator of the fraction is the price of the common stock at the end of the prior year. The price of the common stock at the end of the prior year shall be adjusted to reflect stock dividends, stock splits, combinations of shares and similar changes to the company's capital structure during the year. For purposes of these calculations, the year for each company shall be the Target Year. The price of the common stock of a company shall be determined as the average of the closing prices, as reported for composite transactions, of such common stock during the 10 consecutive days in which such common stock was publicly traded ending on the last day of the Target Year or the year preceding the Target Year, as appropriate.

    3. Administration. The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan.

    4. Participation. Each Participant shall participate in the Plan during each Target Year that the Participant is employed in such capacity by the Company. If a Participant ceases to be employed by the Company for any reason prior to the end of a Target Year, such Participant's participation in the Plan will terminate, and such Participant will be ineligible to receive any compensation under the Plan for such Target Year.

    5.      Awards.

        (a) Annual awards under the Plan shall be based on Total Shareholder Return of the Company's Common Stock for the Target Year compared with Total Shareholder Return for each of the companies constituting the Peer Group. No awards shall be payable under the Plan to the extent that consolidated net income (after inclusion of awards hereunder) of the Company shall be less than zero.

        (b) In order to determine awards for each Participant, the Company shall be ranked relative to each of the Peer Group companies in accordance with Total Shareholder Return for the Target Year. After the Company's rank has been established within the Peer Group, the amount of the award for each Participant shall equal the portion of such Participant's base salary during the Target Year that is equal to the percent of such Participant's base salary listed opposite the Company's ranked position in the table set forth on Exhibit A attached hereto.

        (c) The Peer Group shall consist of the high-growth specialty retail companies listed on Exhibit B attached hereto. In the event that during a Target Year one or more of the companies comprising the Peer Group shall dissolve, merge, consolidate, cease to be publicly traded or are no longer appropriate for comparison in the Peer Group, as determined by the Committee in its discretion, then such company or companies shall be automatically deleted from the Peer Group and for each company deleted a company listed under "Alternate companies" on Exhibit B shall, in the order listed, replace such deleted company. If the number of companies in the Peer Group that dissolve, merge, consolidate, cease to be publicly traded or are no longer appropriate for comparison in the Peer Group, as determined by the Committee in its discretion, shall be greater than the number listed as "Alternate companies" on Exhibit B, then the Committee shall select additional companies for replacement or make such other changes to the Plan that the Committee in its discretion deems appropriate. The Committee may, in its discretion prior to the commencement of a Target Year, delete, add or substitute companies in the Peer Group when in the judgment of the Committee such changes to the Peer Group advance the purposes of the Plan.

    6. Certification and Payment of Awards. As soon as practicable after the end of a Target Year, the independent certified public accountants for the Company shall report to the Committee the amount of the awards for the Participants, along with supporting data for such determination. After review of such information, and upon determination that the awards conform to the provisions of the Plan, the Committee shall certify that the awards conform to the Plan. After such certification, the Company shall pay such awards in cash to the appropriate Participants.

    7. Effective Date; Shareholder Approval. The Plan shall be effective as of the beginning of the Company's fiscal year ending February 25, 1995; provided that prior to the completion of such fiscal year, the Plan shall be approved by the holders of a majority of the shares of Company Common Stock present or represented by proxy and voting on the Plan at a duly held meeting of the shareholders of the Company.

    8. Amendment of the Plan. The Committee may from time to time modify or amend the Plan in any respect and make reasonable interpretations of the Plan to take into account extraordinary or unusual items or events that affect the purposes of the Plan; provided that any material amendments regarding eligible Participants, the terms of the performance goals or the maximum amounts of compensation payable under the Plan shall be approved by the shareholders of the Company prior to any payments to Participants under the amended Plan.

    9. Termination of the Plan. The Board of Directors of the Company may terminate the Plan prior to the commencement of any fiscal year to which the Plan would otherwise apply.

    10. Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its subsidiaries or shall interfere with or restrict in any way the rights of the Participant's employer to discharge the Participant at anytime for any reason whatsoever, with or without cause.

                                 EXHIBIT A




                                                  Bonus as % of Base Salary
                      Ranked Position
  Award Level         of the Company              CEO       COO       CFO
                      and Peer Group

  Maximum                Highest                  125%      110%      100%
                            2                     100%      90%       85%
                            3                     100%      90%       85%
                            4                     100%      90%       85%
                            5                     75%       70%       60%
                            6                     75%       70%       60%
                            7                     75%       70%       60%
                            8                     75%       70%       60%
                            9                     40%       36%       32%
                            10                    40%       36%       32%
                            11                    40%       36%       32%
  Threshold                 12                    40%       36%       32%
                            13                    No Bonus Paid
                            14                    No Bonus Paid
                            15                    No Bonus Paid
                          Lowest

                            EXHIBIT B



The Peer Group shall be comprised of the following companies:

  The Bombay Company, Inc.
  Charming Shoppes, Inc.
  Dayton Hudson Corporation
  Dillard Department Stores, Inc.
  Duty Free International, Inc.
  Fabri-Centers of America, Inc.
  The Gap, Inc.
  The Home Depot, Inc.
  The Limited, Inc.
  Michaels Stores, Inc.
  Nordstrom Inc.
  The Sherwin-Williams Company
  Toys "R" Us, Inc.
  Wal-Mart Stores, Inc.
  Walgreen Co.




Alternate companies:

  Heilig-Meyers Company
  Lands' End, Inc.
  Price/Costco, Inc.